UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Joey New York, Inc.
(Exact name of registrant as specified in its charter)

Nevada	68-0682410
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Trump Tower I, 16001 Collins Ave #3202	33160
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☑

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:  ______________________(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock
(Title of class)

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant's Securities to be Registered.

Common Stock

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.001 per share.  As of December 20, 2016 we have 27,862,019 shares issued and outstanding.  The holders of our common stock:

-	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
-	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
-	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

A holder of outstanding shares, entitled to vote at a meeting, may vote at such meeting in person or by proxy. Except as may otherwise be provided in the currently filed Articles of Incorporation, every shareholder shall be entitled to one vote for each share standing their name on the record of shareholders.  Except as herein or in the currently filed Articles of Incorporation otherwise provided, all corporate action shall be determined by a majority of the votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon.

We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Preferred Stock

Currently no preferred shares are issued and outstanding.

Share purchase warrants

We have not issued and do not have any outstanding warrants to purchase shares of our common stock.

Options

We have not issued and do not have any outstanding options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have any outstanding securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, assuming the sale of all of the shares of common stock, present stockholders will own approximately 50% of our outstanding shares.

Cash dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Item 2. Exhibits.

None

SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Joey New York, Inc.

Date: December 21, 2016

By /s/ Richard Roer
Richard Roer, President signature